Registration Statement No. 333-184193 Dated May 22, 2014; Rule 433

  10 YEAR FIXED RATE NOTES DUE 2024 GLOBAL NOTES, SERIES A

  Terms and Conditions Thursday, May 22, 2014

  Final Terms of the Notes

  Issuer : Deutsche Bank AG, London Branch
  Markets Issuer Rating : A Negative (S&P), A2, ratings under review for downgrade (Moody's), A+ Negative (Fitch)  Form of Debt : Senior, unsecured
  Global
  Lead Manager : Deutsche Bank Securities Nominal Amount : USD 1,600,000,000
  Trade Date : 22 May 2014 Issue Date : 30 May 2014 Maturity Date : 30 May 2024
  Coupon : 3.70% Spread to Benchmark : 120bps Benchmark : UST 2.50% May 2024
  Reoffer Price : 99.619% Reoffer Yield : 3.746%

  Day Count Basis : 30/360, unadjusted modified following

  Payment Dates : Semi-annual in arrears, payable 30 May and 30 November of each year, commencing 30 November 2014 Early Redemption : None Redemption : 100.00%
  Business Days : New York and London Listing : None Denominations : USD 1,000
  ISIN : US25152RXA66 CUSIP : 25152RXA6 Co-managers : ANZ Securities, Inc., BB&T
  Capital Markets, a division of BB&T Securities, LLC, BNY
  Mellon Capital Markets, LLC, The Huntington Investment Company, Jefferies LLC,
  KeyBanc Capital Markets Inc., Merrill Lynch, Pierce, Fenner & Smith
  Incorporated, PNC Capital Markets LLC, RBC Capital Markets, LLC, Regions
  Securities LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC, U.S.
  Bancorp Investments, Inc.

  Settlement : DTC and Euroclear/Clearstream Calculation Agent : Deutsche Bank
  AG, London Branch Documentation : SEC Registered

  [] Prospectus supplement dated September 28, 2012:
  http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b2
  1.pdf

  [] Prospectus dated September 28, 2012:
  http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b2
  1.pdf

  Deutsche Bank AG has filed a registration statement (including a prospectus)
  with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that
  Deutsche Bank AG has filed with the SEC for more complete information about
  Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively,
  Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-503-4611.